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EXHIBIT (c)(iii)

Queensland Treasury Corporation Half-Yearly Report
for the Six Months ended December 31, 2003

QUEENSLAND TREASURY CORPORATION

HALF YEARLY REPORT

JULY–DECEMBER 2003

i

CONTENTS

VISION, MISSION AND VALUES	1
QTC'S ROLE	2
KEY FINANCIAL AND PERFORMANCE INDICATORS—FIVE YEAR SUMMARY	3
CHAIRMAN'S REPORT	5
CHIEF EXECUTIVE'S REPORT	6
CONSOLIDATED FINANCIAL STATEMENTS	7
STATEMENT OF FINANCIAL PERFORMANCE	7
STATEMENT OF FINANCIAL POSITION	8
STATEMENT OF CASH FLOWS	9
NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS	10
CERTIFICATE OF THE QUEENSLAND TREASURY CORPORATION	16
INDEPENDENT REVIEW REPORT	17
APPENDIX A: FUNDING FACILITIES, DISTRIBUTION AND DEALER GROUP PANELS	18
APPENDIX B: INDICATIVE BORROWING PROGRAM FOR 2004	22
APPENDIX C: ONLENDINGS	24
APPENDIX D: CORPORATE DIRECTORY	28

ii

Vision, Mission and Values

Vision

        To work in partnership with our customers to maximise outcomes and minimise financial risk for their organisations and for Queensland.

Mission

        As Queensland's corporate treasury services provider, we have a dual responsibility to our customers and to the State. We will meet these responsibilities by striving to understand our customers' current and future business requirements under our core strategy of customer intimacy. Based on this understanding, we aim to be disciplined and innovative in arriving at solutions to their needs. Finally, we aim to deliver these solutions to our customers based on an underlying commitment to operating excellence.

Values

        We demonstrate commitment to our people, our customers and the State through valuing:

  •
  Openness in communication

  •
  Integrity and credibility

  •
  Respect for the individual

  •
  Teamwork, and

  •
  Knowledge sharing.

QTC's ROLE

        As the State's corporate treasury services provider, our role is to implement the operational functions of a corporate treasury for the benefit of our customers and the State. In performing this role, our primary responsibilities include:

  •
  sourcing the State's long-term debt funding requirements in the most cost effective manner

  •
  investing the State's short to medium-term cash surpluses with the aim of maximising returns to Queensland's public sector bodies within a conservative risk management framework, and

  •
  providing financial risk management services and advice to the State and its public sector organisations.

        We do not formulate Government policy, but work within the policy frameworks developed by Queensland Treasury and the Government.

Debt Funding

        In our funding role, we borrow funds in the domestic and international markets in a manner that minimises the State's and QTC's liquidity and rollover risk. We then lend these funds to our customers, or use them to manage our customers' debt or refinance maturing debt.

        Through our responsibility for more than 99 per cent of the State's debt raisings, we are able to capture significant economies of scale and scope in the issuance, management and administration of debt.

        These economies, together with our AAA rating (from the State of Queensland's guarantee of our securities), result in a lower cost of debt for Queensland's public sector. This funding is used to provide tailored financial solutions for our customers.

Short to Medium-Term Investments

        We use our financial markets expertise, developed through our relationships with the domestic and international markets, together with our understanding of debt management and experience in implementing systems, to provide our customers with investment solutions that achieve a high return within a conservative risk environment. Customers have a choice of a managed short-term fund, an overnight facility, or fixed term facilities.

Financial Risk Management Services

        We work closely with our public sector customers, using our combined skills and knowledge, to assist them to minimise risk in their financial transactions and achieve the best financial solution for their organisations and the State. In assisting our customers, we do not provide advice that is contrary to the interests of the State.

        We encourage our customers and Queensland Treasury, our major stakeholder, to use our organisation as an extension of their resources, by:

  •
  Providing them with access, on a cost-recovery basis, to uniform corporate treasury skills and resources to ensure that their risks are identified and managed on a consistent basis.

  •
  Acting as a central store of knowledge and expertise on financial structures and transactions, and the risks and benefits that they encompass.

  •
  Providing Queensland Treasury with independent advice on matters of financial and commercial policy and financial and commercial risk relating to the State and its entities.

  •
  Working as a conduit between the Government and the private sector using our economies of scale and scope to ensure that the best possible solutions are obtained.

        Unlike other semi-government treasury corporations, our corporate treasury services are provided to our customers on a cost-recovery basis, thereby maximising the benefits our customers receive and ensuring transparency in our work.

Key Financial and Performance Indicators—Five Year Summary

	Financial Year 99-00	Financial Year 00-01	Financial Year 01-02	Financial Year 02-03	Half Year to 31 December 2003
FINANCIAL INFORMATION
Operating Statement ($000)
Interest from onlendings	940,476	1,203,279	1,092,077	1,826,847	(45,545)
Management fees	18,321	20,945	21,970	24,318	11,289
Fees from professional services	644	371	377	873	227
Interest on borrowings	1,169,658	1,437,089	1,295,279	2,157,121	(29,212)
Income distribution	148,114	141,402	149,264	166,529	104,156
Operating surplus before abnormal items and payment in lieu of income tax	31,299	40,117	42,610	60,098	19,239
Abnormal items	8,717	—	—	—	—
Payment in lieu of income tax	14,518	15,156	13,694	13,176	6,581
Operating surplus after payment in lieu of income tax	25,498	24,961	28,916	46,922	12,658
Balance Sheet ($000)
Total assets	22,095,019	24,880,096	26,039,139	26,866,311	28,161,587
Total liabilities	24,904,252	24,714,368	25,844,495	26,657,745	27,940,363
Net assets	190,767	165,728	194,644	208,566	221,224
CUSTOMER INFORMATION
Savings for Customers ($M)
Savings due to portfolio management	38.0	(26.5)	17.9	13.6	38.7
Savings due to borrowing margin	71.0	67.7	53.3	56.1	33.7
Total savings for customers	109.0	41.2	71.2	69.7	72.4
Cumulative savings for customers	999.0	1,040.2	1,111.4	1,181.1	1,253.5
Onlendings
Onlendings ($000)	16,734,769	17,347,345	18,419,899	19,670,526	19,124,361
Number of onlending customers	337	374	383	363	340
Outperformance of benchmark (%pa semi-annual)
Floating Rate Debt Pool	0.24	0.41	0.46	0.14	0.18
3 Year Debt Pool	0.21	(0.27)	0.20	(0.02)	0.44
6 Year Debt Pool	0.21	(0.29)	0.04	0.00	0.47
9 Year Debt Pool	0.27	(0.29)	0.00	0.06	0.39
12 Year Debt Pool	0.33	(0.26)	0.01	0.07	0.47
15 Year Debt Pool	0.33	(0.25)	0.02	0.05	0.49
Managed Funds
Deposits ($000)	2,197,252	1,611,255	3,171,913	4,148,083	4,696,018
Number of depositors	194	202	215	223	246
Outperformance of benchmark (% pa semi-annual)
Cash Fund	0.19	0.18	0.17	0.18	0.19

FINANCIAL MARKETS INFORMATION
Debt outstanding ($000)	19,031,349	22,203,640	22,025,716	22,219,443	22,798,095
QTC bond rates
July 1999	—	—	—	—	—
August 2001	6.10	4.95	—	—	—
May 2003	6.26	5.50	5.25	—	—
June 2005	6.36	5.99	5.81	4.51	5.42
September 2007	6.48	6.18	6.03	4.78	5.72
July 2009	6.52	6.30	6.18	4.98	5.78
June 2011	6.57	6.39	6.29	5.13	5.83
August 2013	—	—	6.38	5.24	5.84
October 2015	6.61	6.46	6.42	5.30	5.88
June 2021	6.62	6.52	6.47	5.38	5.89
Basis point margin over C'wealth bonds	32.7	29.5	29.0	18.2	27.2
Basis point margin under NSW Tcorp bonds	5.1	2.6	3.3	2.2	1.4
QTC global & domestic bonds on issue ($M)	16,723	18,463	19,148	18,406	20,085
CORPORATE INFORMATION
Number of employees	121	126	121	129	127
Administration expenses ($000)	20,725	23,415	23,716	24,555	14,098

Chairman's Report

        In the half year to December 2003, the tone of the world's financial markets improved as the recent geo-political uncertainty surrounding the Iraq war, terrorism and SARS, eased.

        The economic climate for our major trading partners, including Asia and the United States of America, steadily improved and this was reflected in higher share prices, rising commodity prices and a lift in market interest rates over the past six months.

        In this period of rising interest rates, Queensland Treasury Corporation's (QTC) active debt management has achieved total interest cost savings for customers of $72.4 million, bringing cumulative savings since 1991 to $1.25 billion. In addition, QTC itself performed positively for the half year to December, achieving an operating surplus of $19.2 million.

Queensland's Economy

        In the six months to December 2003, Queensland's economy performed well, with the negative effects of a lingering drought and the rising Australian dollar (A$) more than offset by solid domestic demand. Household consumption and property market activity were the stand-out features of the Queensland economy during this time, with official interest rate settings remaining supportive, and the State's population continuing to grow solidly.

        In terms of the State's budget, taxation revenue has performed strongly in the first half of 2003-04 as a result of the continuing strength of the property market and the State's economy. Commonwealth Goods and Services Tax (GST) payments to Queensland are expected to be higher than originally estimated, given the resilience of the national economy. In addition, the returns on the State's financial assets are exceeding expectations year-to-date, mainly due to the performance of the global share markets.

Borrowing for Infrastructure

        Better than expected Queensland Budget outcomes have reduced the State's debt funding requirements in the short term, but fast economic growth and the rising population is expected to place a continuing strain on existing infrastructure over the medium term.

        This, together with growing interest from home and abroad in high quality A$ denominated investments, will ensure that Queensland's presence in, and reliance on, the global financial markets will be long lasting.

Financial Markets Relationships

        As part of our commitment to ensuring the financial markets are fully informed on matters concerning the State, representatives of QTC and the Queensland Government conducted a series of financial intermediary and investor meetings in Asia, the United Kingdom, Europe and the United States of America. In addition to these meetings, QTC hosted its biennial investor conference and the Board took the opportunity to meet with our interstate financial markets intermediaries following its meeting in Sydney in August.

        QTC has maintained its overall position as the strongest semi-government issuer in Australia over the past six months, and we expect to maintain this relative position in the year to come.

Sir Leo Hielscher

Chairman

Chief Executive's Report

        In the past six months, Queensland Treasury Corporation (QTC) has met unprecedented demand from the State's public sector for its corporate advisory and risk management, debt funding, and short-to-medium term investment services. This demand has resulted from our customers' placing increasing importance on the ability to identify, measure, manage and mitigate risk.

        At 31 December 2003, QTC's total borrowings were $22.79 billion, with $6.45 billion of refinancings and new capital being raised in the 2003 calendar year. Using our significant economies of scale and scope in the issuance, management and administration of debt, our borrowings funded virtually all of the Queensland public sector's total borrowings.

        QTC also has $4.69 billion of funds on deposit, providing customers with a competitively priced and strongly performing vehicle for short- to medium-term cash or investment requirements.

International Interest

        The past six months has seen renewed interest from global financial markets for Australian dollar (A$) denominated assets, particularly out of Japan. With most industrialised countries experiencing historically low interest rates, international investors have sought high quality, higher yielding investments. Australia is seen as an attractive investment destination in this sense, and the fact that the A$ is strengthening has been an added incentive for investors to send their funds to our shores. This has diversified our funding sources compared with previous years and improved our ability to provide competitively priced funding solutions to our customers.

Strategic and Corporate Planning

        In our role as Queensland's corporate treasury services provider, and in recognition of the risky environment in which we and our customers operate—such as an increasingly complex business environment, greater scrutiny of performance and an increasingly litigious society—we have focused on developing our services to best meet the needs of our public sector customers.

        We have reviewed and revised our strategic and corporate plan, confirming our primary objective of providing corporate treasury financing and risk management services to our customers. To achieve this, we are developing a comprehensive understanding of our customers' current and emerging requirements. We use this information to design and develop solutions with our customers that meet their needs. This plan also outlines our responsibility to deliver outcomes that provide value on a whole-of-State basis.

        The strategic and corporate plan also recognises the foundation on which our operations have been built—our capacity to source cost effective funding from domestic and offshore financial markets, as well as the ability to identify, measure, mitigate and manage the associated risks—and commits us to continuing to leverage this capability to meet the constantly changing needs of our diverse customer base.

        With our renewed plan, and QTC's talented and dedicated staff, I am confident we will continue to develop and deliver innovative solutions which meet our customers' current and emerging needs and deliver value-for-money outcomes for Queensland in 2004 and beyond.

Stephen Rochester

Chief Executive

Consolidated Financial Statements

Statement of Financial Performance
For the Half-Year Ended 31 December 2003

	Note	2003 $000	2002 $000
Revenue from Ordinary Activities
Interest Income	2	92,152	1,572,803
Fees—management	3	11,289	13,237
—professional		227	268
—other		221	198
Amortisation of cross border lease deferred income		4,324	2,895
Transfer from provision for basis risk		—	11,000
Write back of provisions—co-operative housing societies		270	619
Other income		18	2

Total Revenue from Ordinary Activities		108,501	1,601,022

Expenses from Ordinary Activities
Interest Expense	2	74,944	1,560,145
Administration expenses		14,098	12,144
Realised loan losses co-operative housing societies		220	—
Loss on sale of property, plant and equipment		—	43

Total Expenses from Ordinary Activities		89,262	1,572,332

Operating surplus from ordinary activities before payment in lieu of income tax		19,239	28,690
Payment in lieu of income tax		6,581	5,735

Operating surplus from ordinary activities after payment in lieu of income tax		12,658	22,955

Total changes in equity other than those resulting from transactions with owners as owners		12,658	22,955
Retained surplus at the beginning of the financial year		157,151	150,478

Total available for appropriation		169,809	173,433
Distribution to Consolidated Fund		—	—
Aggregate of amounts transferred to reserves		(7,958)	(8,831)

Retained surplus at 31 December		161,851	164,602

The accompanying notes form part of these financial statements.

Statement of Financial Position

As at 31 December 2003

	Note	31 December 2003 $000	30 June 2003 $000	31 December 2002 $000
Assets
Cash assets	4	79	82	79
Other financial assets	5	8,960,420	7,119,399	6,974,119
Receivables		35,777	35,842	34,275
Prepayments		325	378	261
Onlendings	6	19,124,361	19,670,526	19,876,696
Property, plant and equipment		38,598	36,740	4,610
Tax assets		2,027	3,344	1,299

Total Assets		28,161,587	26,866,311	26,891,340

Liabilities
Deposits	7	4,909,231	4,194,787	3,524,777
Payables		209,922	225,600	185,540
Interest bearing liabilites	8	22,798,095	22,219,443	22,955,270
Tax liabilities		20,453	15,188	5,702
Provisions		2,653	2,663	2,341
Other		9	64	111

Total Liabilities		27,940,363	26,657,745	26,673,741

Net Assets		221,224	208,566	217,599

Equity
Reserves		59,373	51,415	52,997
Retained surplus		161,851	157,151	164,602

Total Equity		221,224	208,566	217,599

The accompanying notes form part of these financial statements.

Statement of Cash Flows

For the Half-Year Ended 31 December 2003

		Note	2003 $000	2002 $000
Cash Flows from Operating Activities
Interest income	-onlendings		70,173	1,133,661
Investment income	-financial assets -other		238,258 1,431	217,011 497
Fees	-management -professional -other		11,374 674 239	13,139 508 191
GST paid to suppliers			(2,005)	(2,017)
GST refunds from ATO			2,508	1,963
GST paid to ATO			(1,447)	(2,191)
GST received from customers			1,451	2,185
Net foreign exchange benefit (cost)			—	9
Interest from interest bearing liabilities			(531,523)	(787,115)
Income distributions to depositors			(103,820)	(74,656)
Administration expenses			(11,858)	(12,322)

Net Cash Inflow (Outflow) from Operating Activities			(324,545)	490,863

Cash Flows from Investing Activities
Net proceeds from sale of other financial assets			(1,944,421)	394,995
Proceeds from sale of property, plant and equipment			15	203
Net onlendings			430,742	(1,024,161)
Payments for property, plant and equipment			(8,265)	(2,592)

Net Cash Inflow (Outflow) from Investing Activities			(1,521,929)	(631,555)

Cash Flows from Financing Activities
Net proceeds from interest bearing liabilities			1,132,293	245,350
Net deposits			714,108	(55,687)
Guarantee fees collected on behalf of Queensland Treasury			70	61
Distribution to Consolidated Fund			—	(49,000)

Net Cash Inflow (Outflow) from Financing Activities			1,846,471	140,724

Net Increase (Decrease) in Cash Held			(3)	32

Cash at 1 July			82	47

Cash at 31 December		4	79	79

The accompanying notes form part of these financial statements.

Notes to and Forming Part of the Financial Statements

For the Half-Year Ended 31 December 2003

1.     Statement of Accounting Policy

Basis of Accounts

        Queensland Treasury Corporation is constituted under the Queensland Treasury Corporation Act 1988 (the "Act"), with the Under Treasurer designated as the corporation sole under section 5(2) of the Act.

        Although there is no statutory requirement for the preparation of half-year financial statements, in order to better meet the needs of users of QTC's financial information, these general purpose financial statements for the half year ended 31 December 2003 have been prepared taking account of the standards set out in AASB 1029: Interim Financial Reporting issued in October 2000 and other mandatory professional reporting requirements (Urgent Issues Group Consensus Views) with additional disclosures as considered necessary.

        For the purpose of preparing the half-year financial statements, the half year has been treated as a discrete reporting period. The accounting policies adopted are consistent with those of the previous financial year and corresponding half-year. The statements should be read in conjunction with the 30 June 2003 Consolidated Financial Statements and do not include all notes normally included in those statements. Where necessary, comparative figures have been adjusted to conform with changes in presentation in the current year.

Rounding

        Amounts have been rounded to the nearest thousand dollars.

2.     Interest Income and Interest Expense

For the half year ended 31 December 2003

	Interest $000	Net unrealised gain/loss $000	Net realised gain/loss $000	Total $000
Interest Income
Other financial assets	224,717	(43,856)	(43,164)	137,697
Onlendings*	69,452	(114,997)	—	(45,545)

	294,169	(158,853)	(43,164)	92,152

Interest Expense
Interest bearing liabilities	543,925	(687,476)	114,339	(29,212)
Deposits	104,161	(5)	—	104,156

	648,086	(687,481)	114,339	74,944

For the half year ended 31 December 2002

	Interest $000	Net unrealised gain/loss $000	Net realised gain/loss $000	Total $000
Interest Income
Other financial assets	192,487	68,395	52,699	313,591
Onlendings*	1,129,563	129,659	—	1,259,222

	1,322,050	198,054	52,699	1,572,803

Interest Expense
Interest bearing liabilities	623,312	675,015	187,289	1,485,616
Deposits	74,529	—	—	74,529

	697,841	675,015	187,289	1,560,145

*
The majority of onlendings are provided to customers on a pooled fund basis. Interest costs are allocated to customers based on the daily movement in the market value of the pooled fund. In periods of rising interest rates, the market value of the funding pool will fall leading to lower than normal interest income from onlendings. During the half year ended 31 December 2003, interest rates increased in comparison to the previous half year when rates fell, leading to a substantial decrease in interest income for the period.

3.     Management Fees

        Management fees represent income earned from the management of various assets and liabilities. A further amount of $3.021 million (2002 $2.697 million) derived from interest rate margins on certain managed funds and pools has been included under interest income.

For the half year ended 31 December 2002

4.     Cash

        Cash includes only those funds held at bank and does not include money market deposits.

5.     Other Financial Assets

	31 December 2003 $000	30 June 2003 $000	31 December 2002 $000
Australia
Money market deposits	1,281,924	1,099,484	792,500
Discount securities	3,025,940	2,743,835	2,884,737
Commonwealth and State securities*	3,019,527	2,108,553	2,175,791
Floating rate notes	1,398,650	902,932	859,981
Other investments	189,167	215,898	143,852
Interest rate swaps	553	(4,498)	(10,021)
Forward rate agreements	(537)	1,364	1,247
Overseas#
Medium term notes	—	—	90,763
Floating rate notes	37,028	47,955	56,783
Cross currency swaps	7,945	3,876	(21,514)
Credit Default Swaps	223	—	—

	8,960,420	7,119,399	6,974,119

The total includes investments made to manage

  •
  deposits of $4,909.231 million (30 June 2003 $4 194.787 million),

  •
  surpluses and reserves of $220.499 million (30 June 2003 $208.566 million),

  •
  cross border lease deferred income of $155.256 million (30 June 2003 $159.580 million).

The remaining investments are used to facilitate yield curve management or result from QTC borrowing in advance of requirements.

*
QTC maintains holdings of its own stocks. These holdings have been excluded from both Other Financial Assets and Interest Bearing Liabilities (refer note 8).

#
After accounting for derivatives, overseas investments result in no exposure to foreign currency.

6.     Onlendings

	31 December 2003 $000	30 June 2003 $000	31 December 2002 $000
Government departments and agencies	3,075,408	3,169,475	3,042,529
Government owned corporations	11,186,006	11,113,956	11,303,466
Local government	2,632,416	2,866,752	2,779,988
Suncorp-Metway Ltd	—	—	312,735
Tollway Companies	1,016,568	1,068,682	1,075,360
QTC related entities(1)	516,221	542,123	554,157
Statutory bodies	654,676	685,380	564,205
Cooperative housing society loans	31,722	48,669	66,873
Provisions for impaired loans	(486)	(1,616)	(3,254)
Other bodies	11,830	177,105	180,638

	19,124,361	19,670,526	19,876,697

(1)
Included in the above figure is an onlending to DBCT Holdings Pty Ltd to fund the purchase and lease of operating rights to the Dalrymple Bay Coal Terminal (refer note 7 and note 12). The onlending is offset by a deposit of $482 million (30 June 2003 $509 million) held by QTC on behalf of the lessee of the terminal (refer note 7).

7.     Deposits

	31 December 2003 $000	30 June 2003 $000	31 December 2002 $000
Fund Management
Government departments and agencies	2,041,949	1,441,788	744,440
Government owned corporations	719,291	850,653	749,731
Local government	981,131	868,838	769,616
Statutory bodies	394,315	368,682	488,480
QTC related entities	8,612	33,042	47,146
Other depositors(1)	550,720	585,080	608,365

	4,696,018	4,148,083	3,407,778
Stock lending	54,533	22,078	17,035
Repurchase agreements	158,680	24,626	99,964

	4,909,231	4,194,787	3,524,777

(1)
Includes a security deposit of $482 million (30 June 2003: $509 million) held on behalf of the lessee of the Dalrymple Bay Coal Terminal.

8.     Interest Bearing Liabilities

	31 December 2003 $000	30 June 2003 $000	31 December 2002 $000
Australia
Treasury notes	849,344	1,041,672	196,888
Bonds	12,865,312	13,279,951	13,686,500
Floating rate notes	100,815	504,524	505,006
Credit foncier loans	6,122	6,706	7,320
State Debt to the Commonwealth	162,342	182,285	206,884
Interest rate swaps	53,948	(25,136)	5,917
Forward rate agreements	182	(37)	100

	14,038,065	14,989,965	14,608,615

Overseas
Commercial paper	627,523	976,824	1,300,737
Bonds	7,001,049	5,231,635	6,496,783
Medium term notes	837,990	698,433	255,797
Private placement	232,130	240,324	288,378
Cross currency swaps	12,779	24,212	(44,095)
Forward exchange contracts	48,559	58,050	49,055

	8,760,030	7,229,478	8,346,655

	22,798,095	22,219,443	22,955,270

        The overseas debt results in no exposure to foreign currencies after accounting for derivatives.

        QTC borrowings are guaranteed by the Queensland Government under the Queensland Treasury Corporation Act 1988 and in respect of borrowings undertaken under the name of the Queensland Government Development Authority under the Statutory Bodies Financial Arrangements Act 1982. Other debt for which QTC has assumed debt service responsibility has been guaranteed under the appropriate Act which covered each borrowing at the time the loan was raised.

9.     Cash Flows Presented on a Net Basis

        Cash flows arising from the following activities are presented on a net basis in the statement of cash flows:

    •
    sales and purchases of other financial assets

    •
    loan advances to and redemptions from borrowing authorities

    •
    receipt and withdrawal of client deposits and

    •
    interest bearing liabilities.

10.   Contingent Liabilities

        The following contingent liabilities existed at balance date:

  •
  A total of $639 million (30 June 2003: $641 million) of Queensland Treasury Corporation inscribed stock was lent to various financial institutions. These loans are made to support the liquidity of QTC bonds in the financial markets and form part of QTC's total exposure to these financial institutions.

  •
  With regard to certain cross border lease transactions, QTC has assumed responsibility for a significant portion of the transaction risk. If certain events occur, QTC could be liable to make additional payments under the transactions. However external advice and history to date indicate the likelihood of these events occurring is remote. In addition, QTC has provided certain guarantees and indemnities to various participants in the cross border lease transactions. Expert external advisors consider, that unless exceptional and extreme circumstances arise, QTC will not be required to make a significant payment under these guarantees and indemnities.

  •
  To facilitate the merger of the former State owned financial institutions, Suncorp and QIDC with Metway Bank Ltd, QTC provided guarantees relating to certain obligations of the Queensland Government and Suncorp General Insurance Ltd. These guarantees are supported by counter indemnities from the Treasurer on behalf of the State of Queensland.

  •
  QTC has provided guarantees relating to the trading activities of subsidiaries of Ergon Energy, Energex and Enertrade, Queensland Government owned corporations, in the national electricity market to the value of $380 million (30 June 2003: $398.9 million) which are supported by counter indemnities from these Queensland Government owned corporations.

  •
  QTC has provided guarantees to the value of $66.1 million (30 June 2003: $132.8 million) to support the commercial activities of various Queensland public sector entities. In each case, a counter indemnity has been obtained by QTC from the appropriate public sector entity.

  •
  To provide support in relation to the sale by Tarong Electricity Corporation Ltd of a 50% share in the Tarong North Power Station, QTC provided a guarantee of certain payment obligations of Tarong Electricity Corporation Ltd under the transaction together with providing an irrevocable put option for 50% of the power station exercisable by the option holder under certain circumstances. This guarantee and put option are supported by an indemnity from Tarong Electricity Corporation Ltd and an indemnity from the Treasurer for and on behalf of the State of Queensland.

11.   Funding Facilities

Facility	Limit	Face Value on Issue 31 December 2003 $M	Face Value on Issue 30 June 2003 $M
Domestic Treasury Note	Unlimited	A$856	A$1,045
Domestic A$ Bond	Unlimited	A$13,364	A$13,053
Global A$ Bond	A$10,000M	A$6,721	A$4,892
Multicurrency US Commercial Paper	US$1,500M	US$115	US$135
Multicurrency Euro Commercial Paper	US$3,000M	US$345	US$465
Multicurrency Euro Medium Term Note	US$3,000M	US$617	US$417
Multicurrency US Medium Term Note	US$500M	—	—

12.   Investments in Companies

        Investments in the following companies are held at cost:

Name	Principal Activities	Beneficial Interest December 2003%	Voting Rights December 2003%	Beneficial Interest June 2003%	Voting Rights June 2003%
Queensland Treasury Holdings Pty Ltd*	Holding company for a number of subsidiaries and investments	40	24	40	24
Nickel Resources North Queensland Pty Ltd*	Management of investments	40	24	40	24
DBCT Holdings Pty Ltd*	Owns and leases bulk coal port facilities in North Queensland	20	12	20	12
South East Queensland Water Corporation*	Owns & operates bulk water storage facility in South East Queensland	8	4.8	8	4.8

*
Beneficial interest and voting rights in the company are held indirectly through QTC's holdings in Queensland Treasury Holdings Pty Ltd.

13.   Investments in Controlled Entities

		Equity Holding
Name of Entity	Class of Shares	December 2003	June 2003
Sunshine Locos Pty. Limited	Ordinary	100%	100%

        Sunshine Locos Pty. Limited has issued capital of 2 fully paid ordinary shares of $1 each. The company has been dormant throughout the period.

14.   Segment Information

        QTC operates predominately in the finance and investment industry through liability and fund management activities. Liability management activities relate to the borrowing of funds to finance the capital works programs of the State and the management of these borrowings so as to achieve the lowest cost to borrowers. The fund management activities of QTC relate to the investment of the short term surpluses of these bodies in order to achieve the highest possible return for a given level of risk.

        QTC operates in Queensland, Australia.

Certificate of the Queensland Treasury Corporation

        We certify that the foregoing financial statements and notes to and forming part thereof are in agreement with the accounts and records of the Queensland Treasury Corporation.

        In our opinion:

  (i)
  the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects; and

  (ii)
  the foregoing half yearly financial statements have been drawn up in accordance with AASB 1029: Interim Financial Reporting so as to present a true and fair view of the transactions of the Queensland Treasury Corporation for the period 1 July 2003 to 31 December 2003 and of the financial position as at the close of that half year.

G P Garrett	S R Rochester	G P Bradley

Team Leader	Chief Executive	Queensland Treasury
Corporate Services		Corporation

Brisbane February 2004

INDEPENDENT REVIEW REPORT
to Queensland Treasury Corporation

Scope

The financial statements

        The financial statements of Queensland Treasury Corporation consist of the statement of financial performance, statement of financial position, statement of cash flows, notes to and forming part of the financial statements and certificates given by the Under Treasurer-Queensland Treasury as the corporation sole, Chief Executive and Team Leader Corporate Services for the half year ended 31 December 2003.

The corporation sole's responsibility

        The corporation sole is responsible for the preparation and true and fair presentation of the financial statements, the maintenance of adequate accounting records and internal controls that are designed to prevent and detect fraud and error, and for the accounting policies and accounting estimates inherent in the financial statements.

Audit approach

        The financial statements have been prepared for the information of management and the Corporation. I disclaim any assumption of responsibility for any reliance on this review report or on the financial statements to which it relates to any person other than management and the Corporation.

        My review has been conducted in accordance with Australian Auditing Standards applicable to review engagements. A review is limited primarily to inquiries of Corporation personnel and analytical procedures applied to the financial data, and other procedures as considered necessary. These procedures do not provide all the evidence that would be required in an audit, thus the level of assurance provided is less than that given in an audit. I have not performed an audit and, accordingly, I do not express an audit opinion.

Independence

        The Financial Administration and Audit Act 1977 promotes the independence of the Auditor-General and QAO authorised auditors.

        The Auditor-General is the auditor of all public sector entities and can only be removed by Parliament.

        The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which powers are to be exercised.

        The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General's opinion are significant.

Statement

        Based on my review, which is not an audit, nothing has come to my attention that causes me to believe that the financial statements of Queensland Treasury Corporation for the half year ended 31 December 2003 do not present fairly the transactions of the Queensland Treasury Corporation and the financial position of the Queensland Treasury Corporation for the period then ended in accordance with prescribed accounting standards and other mandatory professional reporting requirements in Australia.

L J SCANLAN, FCPA	Queensland Audit Office
Auditor-General of Queensland	Brisbane

Appendix A:    Funding Facilities, Distribution and Dealer Group Panels

31 December 2003

A$ Bond Facility Distribution Groups

DOMESTIC GROUP MEMBERS	TELEPHONE
ABN AMRO Australia Limited	02 8259 2200
Citigroup	1300 138 402
Commonwealth Bank of Australia	02 9235 0122
Credit Suisse First Boston Australia Limited	02 8205 4444
Deutsche Capital Markets Australia Ltd	02 9258 1444
Macquarie Bank Ltd	02 9391 3711
National Australia Bank	02 9295 1166
RBC Dominion Securities Global Markets	02 9223 6011
TD Securities	02 9619 8866
UBS Warburg	02 9324 2222
Westpac Banking Corporation	02 9283 4100

GLOBAL EUROPEAN GROUP MEMBERS	TELEPHONE
ABN AMRO (London)	44 207 588 4079
Citigroup (London)	44 207 986 9521
Commonwealth Bank of Australia (London)	44 207 329 6444
Credit Suisse First Boston (London)	44 207 888 1960
Deutsche Bank (London)	44 207 547 1931
Macquarie Bank	44 207 065 2101
National Australia Bank	44 207 796 4761
RBC Dominion Securities (London)	44 207 895 9333
TD Securities (London)	44 207 628 4334
UBS Warburg (London)*	44 207 567 3080
Westpac Banking Corporation (London)	44 207 621 7620
*
Lead Manager—Europe

GLOBAL NORTH AMERICAN GROUP MEMBERS	TELEPHONE
Citigroup (New York)	1 212 723 6175
Commonwealth Bank of Australia (New York)	1 212 336 7736
Credit Suisse First Boston Limited (New York)	1 212 325 3700
Deutsche Bank Alex.Brown (New York)*	1 212 469 7213
Macquarie Bank (New York)	1 212 548 6528
National Australia Bank	1 212 916 9678
RBC Dominion Securities (New York)	1 212 858 7380
TD Securities (New York)	1 212 827 7325
UBS Warburg (CT)	44 207 567 3080
Westpac Banking Corporation (New York)	1 212 551 1806
*
Lead Manager—United States

QTC Treasury Note Facility Dealer Panel

PANEL MEMBERS	TELEPHONE
ANZ Banking Group Limited, Brisbane	07 3228 3926
Commonwealth Bank of Australia Ltd, Sydney	02 9312 0310
Deutsche Capital Markets, Sydney	02 9258 1128
Macquarie Bank, Sydney	02 9391 3711
National Australia Bank Ltd, Sydney	02 9237 1872
Westpac Banking Corporation Limited, Sydney	02 9238 1841

Multicurrency US Commercial Paper Facility Dealer Panel

PANEL MEMBERS	TELEPHONE
Citigroup, New York	1 212 723 6252
Credit Suisse First Boston Limited, New York	1 212 325 3358
Deutsche Bank, New York	1 212 469 7179

Multicurrency Euro Commercial Paper Facility Dealer Panel

PANEL MEMBERS	TELEPHONE
Barclays Bank Plc, London	44 207 773 9075
Citibank International, Hong Kong	852 2501 2689
Credit Suisse First Boston, London	44 207 888 0840
Deutsche Bank, Singapore	656 883 0808
Deutsche Bank, Hong Kong	852 2203 8502
Macquarie Bank, Hong Kong	852 2823 3702
Macquarie Bank, London	44 207 065 2100
National Australia Bank, Hong Kong	852 2526 5891
National Australia Bank, London	44 207 606 3861
UBS Warburg, London	44 207 329 0203

Multicurrency Euro Medium-Term Note Facility Dealer Panel*

PANEL MEMBERS	TELEPHONE
Warburg Dillon Read (London)**	44 20 7567 3080
Nikko Europe Plc (c/- Salomon Smith Barney)	813 5574 3451
Nomura International Plc	44 207 521 2000

All A$ Bond Distribution Group Members—
Refer Domestic and Global (European only) contacts above
*    Reverse inquiry also permitted
**    Lead Arranger

Multicurrency US Medium-Term Facility Dealer Panel*

PANEL MEMBERS	TELEPHONE
ABN AMRO Incorporated (London)	44 207 588 4079
Citigroup (New York)	1 212 723 6175
Credit Suisse First Boston Limited (New York)	1 212 325 3700
Deutsche Bank Alex. Brown (New York)**	1 212 469 7213
RBC DS Global Markets (New York)	1 212 858 7380

*    Reverse inquiry also permitted
**    Lead Arranger

Issuing and Paying Agents For QTC

	CONTACT	TELEPHONE	FACSIMILE

AUD Treasury Notes
Austraclear Services Ltd Melbourne	Help Desk	1300 362 257	61 2 9256 0116
AUD Domestic Bonds
Computershare Investor Services Ltd	Markings/Transfers	61 3 9275 7960	61 3 9275 7910
AUD Global Bonds
Deutsche Bank Trust Company Americas	Client Services	1 615 835 2729	1 615 835 2727
Euro Commercial Paper
Deutsche Bank AG, London	Client Services	44 207 547 0580	44 207 547 3665
US Commercial Paper
Deutsche Bank Trust Company Americas	Client Services	1 212 250 4753	1 212 797 8614
Euro Medium-Term Notes
Deutsche Bank AG, London	Client Services	44 207 547 0580	44 207 547 3665
US Medium-Term Notes
Deutsche Bank Trust Company Americas	Client Services	1 212 250 4753	1 212 797 8614

Appendix B: Indicative Borrowing Program for 2004

        QTC estimates that its indicative gross borrowing requirement for 2004 will be $2,939 million. This is approximately $3,512 million less than last year's actual raisings of $6,451 million (originally estimated at $6,215 million).

        The Corporation anticipates that approximately $1,300 million will be raised through the commercial paper market with the balance funded through the issuance of term debt, both onshore and offshore, utilising domestic and global benchmark bonds and MTN facilities.

        Major borrowing events during 2003 included the maturity of the May 2003 benchmark bond, the elevation of the October 2015 bond line to benchmark status and offshore investor demand for A$ Global bonds and Euro MTNs (Uridashis).

        Principal funding sources during 2003 were:

Commercial Paper	$1,587 million
Domestic Bonds	$1,970 million
Global Bonds	$1,922 million
Euro MTN's	$626 million

        The lower funding requirement for 2004, as compared to 2003, is partly due to the fact that QTC has no benchmark bond maturity to refinance this year.

        Another factor contributing to the lower debt funding requirement for 2004 is the State's strong budget and cash-flow position. Taxation revenues have been performing particularly well due to the strength of the economy generally and the property market in particular. GST revenues are also expected to be higher than originally forecast.

        The additional cash-flow available to the State from these sources will reduce the State's debt funding requirements in the short term.

        Nonetheless, forecasts provided by Queensland Treasury in the 2003-04 Mid Year Fiscal and Economic Review indicate future borrowing requirements more consistent with previous year's patterns, with strong economic and population growth driving demand for new infrastructure. These factors support the State's ongoing presence in global financial markets.

        Provision has been made in this year's program to buy back up to $500 million of the June 2005 Benchmark Bond, if market conditions are conducive.

        Please note, actual financial market activity and funding requirements may vary depending upon customer requirements and financial market conditions.

        QTC will review its borrowing requirements at 30 June 2004, on the release of the State Budget, to provide an indicative funding estimate for the 2004/05 financial year.

QTC'S INDICATIVE BORROWING PROGRAM 2004
Borrowing Estimate 2003 A$M		Borrowing Estimate 2004 A$M
	Refinancing — Commercial Paper:
744	Domestic T-Notes[1]	1,050
1,292	Euro Commercial Paper[1]	478
12	US Commercial Paper[1]	153
	Refinancing — Term Debt:
2,007	Domestic Bonds	109
1,326	A$Global Bonds and MTNs	0
16	Foreign Currency Loans and MTNs	225
5,397	SUBTOTAL	2,015
	New Raisings:
2,373	Capital Works Program	1,300
	Adjustments:
(805)	Debt repayments from QTC customers	(876)
0	Pre-redemption of QTC 2005 Benchmark Bond	500
(750)	Decrease in funding reserves	—
$6,215	TOTAL	$2,939

1
Commercial Paper outstandingas at 31 December 2003 (includes FRNs).

        The 2004 funding estimate of $2,939 million is expected to be financed as follows:

FUNDING SOURCE
		Expected Raisings 2004
Actual Raisings 2003 $M		Range %	Low $M	High $M
	Commercial Paper Raisings:
1,587	T-Notes, ECP, USCP	40-50	1,175	1,469
	Term Raisings:
4,238	A$ Benchmark Bonds[2]	45-55	1,322	1,616
626	Multicurrency Loans and MTNs	0-10	0	294
$6,451

Appendix C: Onlendings

Queensland Treasury Corporation

Onlendings	Total Debt Outstanding (Market Value) June 30 2003 $A'000	Total Debt Outstanding (Market Value) December 31 2003 $A'000	Average Expected Term (Yrs)* June 30, 2003	Average Expected Term (Yrs)* December 31, 2003
Bodies within the Public Accounts
Arts Queensland	10,877	10,254	7.41	6.82
CITEC	2,744	2,424	N/A	1.60
Department of Aboriginal & Torres Strait Islander Policy	264	229	3.96	3.46
Department of Corrective Services	224,009	202,578	6.86	6.41
Department of Emergency Services	8,906	7,036	5.94	5.73
Department of Employment and Training	14,573	11,647	3.67	3.42
Dept of Innovation & Information Economy	10,523	9,779	9.72	9.21
Department of Justice and Attorney General	5,925	49,240	N/A	N/A
Department of Main Roads	1,080,982	1,021,751	N/A	N/A
Department of Natural Resources and Mines	99,264	88,658	5.22	4.71
Department of Primary Industries—Forestry	88,865	85,911	N/A	N/A
Department of Public Works—Administrative Services	253,396	249,856	6.32	6.19
Department of Public Works—GoPrint	3,465	3,334	N/A	N/A
Department of Public Works—Q-Fleet	235,924	249,838	N/A	N/A
Department of State Development	77,375	113,453	9.93	N/A
Department of the Premier and Cabinet	13,486	12,847	5.66	5.14
Department of Tourism, Racing and Fair Trading	435	390	N/A	N/A
Education Queensland	145,522	133,610	8.20	7.73
Environmental Protection Agency	111	28	0.61	0.17
Monte Carlo Caravan Park Pty Ltd	1,112	1,015	6.72	6.21
Moreton Institute of TAFE	5	—	0.09	—
Open Learning Institute of TAFE	7	—	0.25	—
Queensland Ambulance Service	2,706	2,212	6.13	5.63
Queensland Audit Office	47	—	0.21	—
Queensland Fire and Rescue Authority	9,043	8,172	8.04	7.75
Queensland Health	623,650	573,386	11.82	11.51
Queensland Police Service	21,624	20,013	8.72	8.21
Queensland Transport	168,384	153,870	8.11	7.72
Sales and Distribution Services	1,819	840	N/A	2.97
Treasury Department	65,743	63,035	8.22	7.71

Total	3,170,787	3,075,408

Cooperative Housing Society Loans
Cooperative Housing Society Loans	47,278	31,186	N/A	N/A

Total	47,278	31,186

Government Owned Corporations
CS Energy Mica Creek Pty Ltd	146,295	135,432	8.84	8.34
Bundaberg Port Authority	1,624	—	3.32	—
Cairns Port Authority	60,101	58,546	N/A	N/A
CS Energy Ltd	567,222	567,466	N/A	N/A
Energex Limited	1,880,296	1,844,549	N/A	N/A
Ergon Energy Corporation Limited	1,451,550	1,607,379	N/A	N/A
Gateway Investments Corporation Pty Ltd	304,303	299,020	N/A	N/A
Gladstone Port Authority	151,940	143,774	N/A	N/A
NW Qld Water Pipeline Co.	14,680	13,490	7.05	6.54
Port of Brisbane Corporation	79,693	88,460	N/A	N/A
Queensland Electricity Transmission Corporation Ltd (Powerlink)	1,395,391	1,411,958	N/A	N/A
Queensland Rail	3,960,185	4,054,378	N/A	N/A
South East Qld Water Corporation Limited	208,659	201,043	N/A	N/A
Stanwell Corporation Limited	338,207	330,533	N/A	N/A
SunWater	9,930	9,121	8.04	7.50
Tarong Energy Corporation Limited	684,399	402,055	N/A	N/A
Townsville Port Authority	20,456	18,803	8.13	7.59

Total	11,274,931	11,186,006

Local Governments
Aramac Shire Council	648	55	5.75	6.90
Atherton Shire Council	2,313	1,909	6.38	5.68
Aurukun Shire Council	266	136	0.97	0.46
Balonne Shire Council	4,449	4,128	12.38	11.95
Banana Shire Council	3,632	3,307	8.09	7.63
Barcaldine Shire Council	989	920	11.44	10.91
Bauhinia Shire Council	385	358	14.82	14.26
Beaudesert Shire Council	7,369	6,123	7.87	6.49
Blackall Shire Council	1,100	1,008	8.74	8.27
Boonah Shire Council	2,801	2,618	17.29	16.93
Booringa Shire Council	34	—	1.79	—
Bowen Shire Council	14,029	12,840	7.97	7.51
Brisbane City Council	1,124,683	1,054,825	12.14	12.18
Bulloo Shire Council	1,103	981	5.37	4.62
Bundaberg City Council	19,881	16,913	3.39	2.88
Bungil Shire Council	841	777	9.13	8.62
Burdekin Shire Council	15,023	13,653	8.00	7.55
Burnett Shire Council	16,199	14,662	8.64	8.27
Caboolture Shire Council	26,684	23,100	10.03	9.68
Cairns City Council	108,686	98,457	6.48	5.98
Caloundra City Council	73,683	68,415	13.61	13.05
Caloundra/Maroochy Water Supply Board	30,929	25,246	14.20	15.03
Cambooya Shire Council	304	270	5.14	4.61
Cardwell Shire Council	9,304	8,276	6.06	5.60
Carpentaria Shire Council	2,438	2,251	12.29	11.90
Chinchilla Shire Council	3,159	2,969	15.82	15.29
Clifton Shire Council	286	254	15.23	14.80
Cloncurry Shire Council	13,418	11,768	4.99	4.61
Cook Shire Council	1,041	838	5.61	5.69
Cooloola Shire Council	8,627	7,870	9.05	8.61
Crow's Nest Shire Council	3,880	3,575	10.18	9.70
Dalby Wambo Library Board	41	37	6.98	6.48
Dalrymple Shire Council	2,086	1,763	4.65	4.35
Diamantina Shire Council	504	476	19.31	18.88
Douglas Shire Council	14,515	12,796	5.13	4.65
Duaringa Shire Council	2,306	1,910	7.09	7.30
Eacham Shire Council	1,821	1,693	11.62	11.19
Eidsvold Shire Council	150	95	1.34	0.82
Emerald Shire Council	1,693	1,552	7.75	7.26
Emerald/Peak Downs Saleyards Board	346	321	13.05	12.54
Esk Shire Council	6,161	5,534	6.95	6.50
Esk, Gatton & Laidley Water Board	225	135	1.31	0.88
Etheridge Shire Council	485	455	15.59	15.06
Fitzroy Shire Council	4,841	4,280	6.01	6.75
Gatton Shire Council	6,955	6,288	8.03	7.61
Gayndah Shire Council	678	600	6.66	6.30
Gladstone Calliope Aerodrome Board	1,248	1,133	6.47	5.96
Gladstone City Council	28,124	22,637	8.41	9.20
Gold Coast City Council	331,366	296,969	7.17	6.76
Goondiwindi Town Council	4,122	3,668	6.28	5.85
Goondiwindi Waggamba Community Cultural Centre Board	6	6	3.82	3.39
Herberton Shire Council	308	273	4.94	4.40
Hervey Bay City Council	57,494	52,466	15.53	15.35
Hinchinbrook Shire Council	1,163	752	2.04	1.56
Inglewood Shire Council	151	138	8.11	7.65
Ipswich City Council	77,189	74,404	N/A	N/A
Isis Shire Council	2,860	2,559	15.01	15.26
Jericho Shire Council	944	812	3.89	3.41
Johnstone Shire Council	17,416	15,996	8.54	8.02
Jondaryan Shire Council	4,279	3,949	13.45	13.15
Kilcoy Shire Council	1,088	950	9.27	9.29
Kilkivan Shire Council	539	405	2.00	1.49

Kingaroy Shire Council	5,960	4,150	5.99	6.63
Kolan Shire Council	946	846	7.67	7.35
Laidley Shire Council	7,680	6,791	6.60	6.25
Livingstone Shire Council	16,386	14,674	9.59	9.36
Local Government Association	3,398	3,190	15.01	14.47
Logan City Council	110,179	99,789	7.94	7.53
Longreach Shire Council	1,178	996	7.22	6.73
Mackay City Council	48,051	44,683	12.15	11.84
Mareeba Shire Council	12,190	10,868	5.99	5.51
Maroochy Shire Council	166,999	153,584	8.31	7.81
Maryborough City Council	15,443	13,783	7.50	6.85
McKinlay Shire Council	846	789	14.00	13.51
Mirani Shire Council	3,147	2,510	11.62	13.05
Miriam Vale Shire Council	5,417	4,973	12.82	12.57
Monto Shire Council	627	535	4.92	4.59
Mount Morgan Shire Council	444	326	1.88	1.36
Mount Isa City Council	—	2,527	—	9.87
Mundubbera Shire Council	225	183	2.95	2.50
Murgon Shire Council	149	130	4.88	4.34
Murweh Shire Council	4,102	3,633	14.83	15.21
Noosa Shire Council	35,995	32,678	10.47	10.12
Paroo Shire Council	515	457	5.06	4.52
Pine Rivers Shire Council	95,184	83,954	7.86	7.34
Pittsworth Shire Council	198	112	1.11	0.61
Redcliffe City Council	13,199	12,171	7.69	7.25
Redland Shire Council	104,874	95,923	7.48	8.06
Richmond Shire Council	7	8	5.50	5.18
Rockhampton City Council	34,292	33,008	13.15	12.60
Rockhampton District Saleyards Board	2,023	1,892	16.91	16.59
Roma Town Council	2,335	2,153	8.51	7.98
Roma-Bungil Showgrounds & Saleyards Board	438	391	7.62	7.30
Rosalie Shire Council	2,896	2,645	14.20	13.57
Sarina Shire Council	11,048	10,118	7.43	6.91
Seisa Island Council	781	752	N/A	N/A
Stanthorpe Shire Council	1,151	1,931	8.23	14.56
Tiaro Shire Council	384	347	7.23	6.80
Toowoomba City Council	51,797	48,054	12.85	12.24
Torres Shire Council	2,897	2,701	13.16	12.57
Townsville City Council	4,974	4,590	9.45	8.96
Waggamba Shire Council	1,124	745	1.73	1.21
Warwick Shire Council	6,235	4,999	13.72	13.64
Whitsunday Shire Council	20,880	16,759	7.91	7.74
Willows Sports Complex Joint Board	804	519	1.40	0.88
Winton Shire Council	876	775	5.34	4.87
Wondai Shire Council	2,587	2,215	8.75	8.87

Total	2,870,150	2,632,416

Statutory Bodies
Drainage Boards
East Deeral Drainage Board	60	53	6.61	6.27
Eugan Bore Water Authority	532	498	14.48	13.93
Matthews Road Drainage Board	52	49	12.14	11.64
South Maroochy Drainage Board	16	14	5.52	4.99
Grammar Schools
Brisbane Girls' Grammar School	7,606	6,970	6.82	6.12
Brisbane Grammar School	15,381	15,437	7.87	7.54
Ipswich Girls Grammar School	2,102	1,841	2.15	11.96
Ipswich Grammar School	5,148	4,927	N/A	N/A
Rockhampton Girls Grammar School	4,532	4,474	N/A	N/A
Rockhampton Grammar School	2,921	3,660	8.72	10.05
Toowoomba Grammar School	3,890	3,421	6.53	5.91
Townsville Grammar School	7,741	7,186	10.72	10.20
River Improvement Trusts
Don River Improvement Trust	43	32	1.94	1.43

Pioneer River Improvement Trust	1,096	843	3.36	3.15
Whitsunday Rivers Improvement Trust	133	98	4.18	4.39
Universities
Griffith University	41,693	38,259	8.19	7.68
James Cook University	20,028	17,275	8.60	8.66
Sunshine Coast University	4,358	6,991	7.71	7.17
Water Boards
Avondale Water Board	896	835	10.29	9.80
Condamine Plains Water Board	55	—	0.50	—
Crowley Vale Water Board	91	71	2.28	1.76
Gladstone Area Water Board	147,199	130,246	N/A	N/A
Glamorgan Vale Water Board	172	155	6.03	5.56
Grevillea Water Board	22	19	3.97	3.47
Kelsey Creek Water Board	2,139	1,998	11.85	11.34
Merlwood Water Board	155	137	4.86	4.32
North Burdekin Water Board	1,767	1,556	4.80	4.28
Pioneer Valley Water Board	6,477	5,997	11.51	10.97
Riversdale Murray Valley Water Management Board	699	1,162	14.19	14.11
Six Mile Creek Water Board	119	108	6.10	5.58
Yambocully Water Board	36	—	0.20	—
Water Supply Boards
Callandoon Water Supply Board	498	408	2.78	2.27
Kaywanna Bore Water Supply Board	80	64	2.50	1.97
Townsville Thuringowa Water Supply Board	80,695	76,253	17.76	N/A
Other Statutory Bodies
Agricultural Colleges	7,127	6,376	N/A	5.50
Far North Qld Hospital Foundation	146	126	3.77	3.27
Island Co-ordinating Council	950	889	16.05	15.68
Islander Board of Industry and Service	3,849	3,595	N/A	N/A
Major Sports Facilities Authority	269,366	271,619	16.30	9.68
Mt Gravatt Showgrounds Trust	98	90	6.66	6.15
Queensland Art Gallery	172	384	2.86	2.65
Queensland Harness Racing Board	111	84	2.01	1.50
Tourism Queensland	1,166	961	2.86	2.35
South Bank Corporation	43,303	38,819	N/A	N/A
State Library of Queensland	772	696	5.91	5.39

Total	685,491	654,676

Suncorp-Metway Ltd
Suncorp Metway Facility	4,701	4,247	10.83	10.28

Total	4,701	4,247

Tollway company
Queensland Motorways Limited	1,068,682	1,016,568	N/A	N/A

Total	1,068,682	1,016,568

QTC related entities
DBCT Holdings Pty Ltd	509,141	482,410	N/A	N/A
Queensland Treasury Holdings Pty Ltd	32,982	33,811	0.40	0.40

Total	542,123	516,221

Other Bodies
Agricultural Co-operative Societies	1,039	1,013	4.00	3.50
Department of Education—State Schools	191	144	2.60	2.28
Parents and Citizens Associations	5,578	6,426	6.91	6.85

Total	6,808	7,583

GRAND TOTAL	19,670,952	19,124,311

Appendix D: Corporate Directory

QUEENSLAND TREASURY CORPORATION

Queensland Treasury Corporation

Level 14, 61 Mary Street

Brisbane Queensland 4000 Australia

POSTAL ADDRESS

GPO Box 1096

Brisbane Queensland 4001 Australia

Telephone: 61 7 3842 4600

Facsimile: 61 7 3221 4122

Website: www.qtc.qld.gov.au

Queensland Treasury Corporation's annual and half yearly reports are available on QTC's website: www.qtc.qld.gov.au. If you would like a report posted to you, please call 61 7 3842 4600.

EXECUTIVE

Telephone: 61 7 3842 4611

Facsimile: 61 7 3210 0262

CUSTOMER FOCUSED TEAMS

Government Owned Corporations

Telephone: 61 7 3842 4741

Facsimile: 61 7 3211 3629

Local Government and Regional Queensland

Telephone: 61 7 3842 4741

Facsimile: 61 7 3211 3161

Government Departments and Agencies

Telephone: 61 7 3842 4741

Facsimile: 61 7 3211 3629

Treasury Services

Telephone: 61 7 3842 4741

Facsimile: 61 7 3211 3629

CUSTOMER SERVICES SUPPORT

Telephone: 61 7 3842 4650

Facsimile: 61 7 3221 2486

QTC LEASING

Telephone: 61 7 3842 4727

Facsimile: 61 7 3842 4927

FINANCIAL MARKETS

Telephone: 61 7 3842 4789

Facsimile: 61 7 3221 2410

SETTLEMENTS

Telephone: 61 7 3842 4644

Facsimile: 61 7 3221 2486

STOCK REGISTRY SERVICES (COMPUTERSHARE INVESTOR SERVICES PTY LIMITED)

Telephone: 1800 777 166

Facsimile: 61 3 9670 6373

CORPORATE ACCOUNTING

Telephone: 61 7 3842 4678

Facsimile: 61 7 3221 4122

LEGAL

Telephone: 61 7 3842 4704

Facsimile: 61 7 3236 9031

INFORMATION TECHNOLOGY

Telephone: 61 7 3842 4631

Facsimile: 61 7 3210 1198

HUMAN RESOURCES

Telephone: 61 7 3842 4615

Facsimile: 61 7 3210 2358

COMMUNICATIONS

Telephone: 61 7 3842 4685

Facsimile: 61 7 3236 9031

QuickLinks

Queensland Treasury Corporation Half-Yearly Report for the Six Months ended December 31, 2003
CONTENTS
Vision, Mission and Values
QTC's ROLE
Key Financial and Performance Indicators—Five Year Summary
Chairman's Report
Chief Executive's Report
Consolidated Financial Statements
Statement of Financial Position As at 31 December 2003
Certificate of the Queensland Treasury Corporation
INDEPENDENT REVIEW REPORT to Queensland Treasury Corporation
Appendix A: Funding Facilities, Distribution and Dealer Group Panels
Appendix B: Indicative Borrowing Program for 2004
Appendix C: Onlendings
Appendix D: Corporate Directory